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EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made as of April 2, 2001 between Sonicport, Inc. (the "Company"), and John O. Cooper ("Mr. Cooper"). In consideration of the terms and conditions herein, the parties agree as follows:

                                    ARTICLE 1
                               GENERAL PROVISIONS
                               ------------------

         Section 1.01. TERM. Mr. Cooper's employment pursuant to this Agreement shall commence on April 2, 2001 and continue for a period of three (3) years ending April 2, 2004.

         Section 1.02. PROBATIONARY PERIOD. Mr. Cooper shall be subject to a 90-day probationary period, during which time the Company shall carefully evaluate his performance and potential to determine whether his qualifications are commensurate with his duties.

         Section 1.03. TERMINATION AT WILL. Mr. Cooper's employment pursuant to this Agreement shall constitute employment which is terminable at will by either Mr. Cooper or the Company, with or without cause or reason, and without advance notice or any pay in lieu of advance notice. Notwithstanding the foregoing, if Mr. Cooper's employment is terminated in months 1-12 of the Agreement, he shall be entitled to 12 months of salary at the rate of pay in effect at that time; if employment is terminated in months 13-18 of the Agreement, he shall be entitled to 18 months of salary at the rate of pay in effect at that time; if employment is terminated after month 18 of the Agreement, he shall be entitled to the remainder of compensation under the Agreement at time of termination, as a severance bonus, payable in four (4) equal monthly installments following the effective date of termination, unless the termination is due to the following:

         1.03.1 Mr. Cooper breaches or neglects the duties that he is required to perform or otherwise fails to use ordinary and reasonable care in the performance of his duties under the terms of this Agreement;

         1.03.2 Mr. Cooper becomes mentally or physically incapacitated or disabled so that he will not be able to perform his duties under this Agreement for a period of three (3) months from the commencement of such incapacity;

         1.03.3 Mr. Cooper dies;

         1.03.4 During Mr. Cooper's employment with the Company, be is convicted of a felony involving moral turpitude;

         1.03.5 The company becomes insolvent, makes an assignment for the benefit of

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         creditors, files for or has filed against it a petition in bankruptcy, or otherwise ceases to operate.

         Section 1.04. TERMINATION OBLIGATIONS: RETURN OF COMPANY PROPERTY. Upon termination of this Agreement, Mr. Cooper shall promptly return all Company property in his possession.


                                    ARTICLE 2
                 POSITION AND DUTIES; OTHER BUSINESS ACTIVITIES
                 ----------------------------------------------

         Section 2.01. POSITION. Mr. Cooper's position shall be the President & Chief Executive Officer for the Company. Mr. Cooper hereby agrees to perform such services and accepts such employment upon the terms and conditions herein set forth.

         Section 2.02. DUTIES. Mr. Cooper shall perform such services for the Company as may be assigned by the Company or its Board of Directors which reasonably serve the purpose of this Agreement and/or meet the needs of Company.

         Section 2.03. FULL ATTENTION TO BUSINESS. With the exception of performing limited duties for Allstate Communications, Inc. or its affiliates, during said employment, Mr. Cooper shall devote his full business time, energies, interest, abilities and productive efforts to the business of the Company and its affiliates or subsidiaries. Mr. Cooper shall not engage in any activity which conflicts or interferes with his performance of duties hereunder.

         Section 2.04. COVENANT NOT TO COMPETE DURING TERM. During said employment, Mr. Cooper shall comply in all respects with the Company's policies with respect to conflicts of interest. Mr. Cooper shall not, without the prior written consent of the Board of Directors of the Company, engage in or be interested, directly or indirectly, in any business or operation competitive with the Company or any of Company's related or affiliated companies. For the purpose of this paragraph, Mr. Cooper shall be deemed to be interested in a business or operation which is competitive with the Company if Mr. Cooper is interested in such business or operation as a stockholder, director, officer, employee, agent, partner, individual proprietor, lender, consultant, or independent contractor, excluding publicly traded companies.

         Section 2.05. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Mr. Cooper acknowledges that in connection with this Agreement and his performance hereunder, he may acquire or learn "Confidential Information" of the Company by virtue of a relationship of trust and confidence between Mr. Cooper and the Company. Mr.

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Cooper warrants and agrees that during his said employment he shall not disclose to anyone (other than to officers of Company or to such other persons as such officers may designate), or use, except in the course of his employment, any Confidential Information acquired by his in the course of or in connection with his employment. As used herein, the term "Confidential Information" shall include, but not be limited to: all information of any type or kind, whether or not reduced to a writing and whether or not conceived, originated, discovered or developed in whole or in part by Mr. Cooper, which is directly related to Company, its operations, policies, agreements with third parties, its financial affairs and related matters, including business plans, strategic planning information, product information, purchase and sales information and terms, supplier negotiation points, styles and strategies, contents and terms of contracts between the Company and suppliers, advertisers, vendors, contact persons, terms of supplier and/or vendor contracts or particular transactions, potential suppliers and/or vendors, or other related data; marketing information such as but not limited to, prior, ongoing or proposed marketing programs, presentations, or agreements by or on behalf of the Company, pricing information, customer bonus programs, marketing tests and/or results of marketing efforts, computer files, lists and reports, manuals and memos pertaining to the business of the Company, lists or compilations of vendor and/or supplier names, addresses, phone numbers, requirements and descriptions, contract information sheets, compensation requirements or terms, benefits, policies, and any other financial information whether about the Company, entities related or affiliated with the Company or other key information pertaining to the business of the Company, including but not limited to all information which is not generally available to or known in the information services industry (or is available only as a result of an unauthorized disclosure) and is treated by the Company as "Confidential Information" during the term of this Agreement, regardless of whether or not such Information is a "trade secret" as otherwise defined by applicable law.

         Section 2.06. NO SOLICITATION OF EMPLOYEES. Mr. Cooper specifically agrees that during his said employment, and for a period of two (2) years after his termination of employment with the Company, Mr. Cooper shall not, directly or indirectly, either for himself or for any other person, firm, corporation or legal entity, solicit any individual then employed by the Company to leave the employment of the Company.

         Section 2.07. OWNERSHIP OF WORK PRODUCT AND IDEAS. During Mr. Cooper's said employment, any discoveries, inventions, patents, materials, licenses and ideas relating to Mr. Cooper's services hereunder, whether or not patentable or copyrightable and whether created by Employee during the term of this Agreement or owned by the Company prior to or after the execution of this Agreement ("Work Product") and all business opportunities within the industry ("Opportunities") introduced to Mr. Cooper by Company will be owned by the Company, and Mr. Cooper will have no personal interest in such, except to the extent that Mr. Cooper invests in the same or the Company allows Mr. Cooper to participate in or have other rights to such Work Product or Opportunities during the term hereof or upon the termination of this

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Agreement. Mr. Cooper will, in such connection, promptly disclose any such Work
Product and Opportunities to the Company and, upon request of the Company, will assign to the Company all right in such Work Product and Opportunities.


                                    ARTICLE 3
                             COMPENSATION; BENEFITS
                             ----------------------

         Section 3.01. SALARY. The Company shall pay Mr. Cooper, an annual base salary of One Hundred Eighty Thousand Dollars ($180,000.00). Mr. Cooper shall be eligible for cost of living and merit increases.

         Section 3.02. BONUS. Mr. Cooper shall be eligible for a discretionary performance bonus.

         Section 3.03. STOCK OPTION PLAN ELIGIBILITY. Mr. Cooper shall be granted options, in accordance with the Company's Stock Option Agreement, on a total of Nine Hundred Thousand (900,000) common shares of the company (AMEX:
SPO) according to the following vesting schedule:

         300,000 shares    Issued 120 days after employment begins at the April
                           10, 2001 closing bid.

         The following options will be issued at an exercise price equal to the April 10, 2001 closing bid:

         300.000 shares    Issued 18 months after employment begins; and

         300,000 shares    Issued 30 months after employment begins.

         In addition, Mr. Cooper shall be eligible to receive options on additional common shares of the Company on an annual basis, pursuant to the Company's Incentive Stock Option Plan.

         Section 3.04. OTHER BENEFITS. During the term of this Agreement, and subject to the terms and provisions of such plans or policies regarding continuation rights, if any, Mr. Cooper shall be entitled to participate in present and future employee benefit plans which are available to the Company's employees of similar rank and title, subject to eligibility requirements thereunder; provided, however, the Company reserves the right to modify or terminate such benefits at any time, without notice, and without further recourse by Mr. Cooper.

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         Section 3.05. EXPENSES. Mr. Cooper shall be reimbursed for all normal business expenses incurred, including business class air travel, for travel and entertainment during the course of employment.


                                    ARTICLE 4
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         Section 4.01. ENTIRE AGREEMENT. This Agreement contains the entire Agreement between the Parties and supersedes all prior oral and written Agreements, understandings, commitments, or practices between the Parties. Other than as expressly set forth herein, Mr. Cooper and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (verbal or written) regarding any matter relevant hereto. No supplement, modification, or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing and executed by the Parties.

         Section 4.02. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and the venue of any litigation commenced hereunder shall be Los Angeles, California.

         Section 4.03. INJUNCTIVE RELIEF. Mr. Cooper acknowledges that his services are of a special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. If he should breach this Agreement in addition to its rights and remedies under general law, the Company shall be entitled to seek equitable relief by way of injunction or otherwise.

         Section 4.04. PARTIAL INVALIDITY. If the application of any provision of this Agreement, or any section, subsection, subdivision, sentence, clause, phrase, word or portion of this Agreement should be held invalid or unenforceable, the remaining provisions thereof shall not be affected thereby, but shall continue to be given full force and effect as if the invalid or unenforceable provision had not been included herein.

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         Section 4.05. NOTICES. Notices given under this Agreement may be given by registered or certified mail, return receipt requested, or by personal delivery to the respective addresses of the Parties. For Mr. Cooper that address shall be 21621 Nordhoff St., Chatsworth, Ca. 91311. For the Company, it shall be addressed to Mr. Stanton Dodson, Sonicport, Inc., 21621 Nordhoff St., Chatsworth, Ca. 91311. A mailed notice shall be deemed given two (2) business day after mailing.

         Section 4.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         Section 4.07. ASSIGNMENT. This Agreement may not be assigned or encumbered in any way by Mr. Cooper. The Company may assign this Agreement to any successor (whether by merger, consolidation, or purchase of the Company's stock) to all or a controlling interest in the Company's business, in which case this Agreement shall be binding upon and inure to the benefit of such successor(s) and assign(s).

         Section 4.08. LIMITATION ON WAIVER. A waiver of any term, provision or condition of this Agreement shall not be deemed to be, or constitute a waiver of any other term, provision or condition herein, whether or not similar. No waiver shall be binding unless in writing and signed by the waiving party.

         Section 4.09. ATTORNEYS' FEES. In the event that any proceeding is commenced involving the interpretation or enforcement of the provisions of this Agreement, the Party prevailing in such proceeding shall be entitled to recover its reasonable costs and attorneys' fees.

         Section 4.10. ARBITRATION. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by either of the parties under this Agreement, then either party may, by notice as herein provided, require that the dispute be submitted under the Commercial Arbitration Rules of the American Arbitration Association to an arbitrator in good standing with the American Arbitration Association within fifteen (15) days after such notice is given. The written decision of the single arbitrator ultimately appointed by or for both parties shall be binding and conclusive on the parties. Judgment may be entered on such written decision by the single arbitrator in any court having jurisdiction and the parties consent to the jurisdiction of the courts of the state of California for this purpose. Any arbitration undertaken pursuant to the terms of this section shall occur in the state of California.

         Section 4.11. TAXES. Any income taxes required to be paid in connection with the payments due hereunder shall be borne by the party required to make such payment. Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the party required to withhold such tax shall furnish to the party receiving such payment all documentation necessary to prove the proper amount

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to withhold of such taxes and to prove payment to the tax authority of such required withholding.

         Section 4.12. NOT FOR THE BENEFIT OF CREDITORS OR THIRD PARTIES. The provisions of this Agreement are intended only for the regulation of relations among the parties. This Agreement is not intended for the benefit of creditors of the parties or other third parties and no rights are granted to creditors of the parties or other third parties under this Agreement.

         IN WITNESS WHEREOF, this Agreement is executed in Chatsworth, California, on the dates set forth below.


Dated: 6/7/2001                              /S/ John O. Cooper
      -------------                          -----------------------------------
                                             John O. Cooper


                                             SONICPORT, INC.


Dated: 6/7/2001                              /S/ Stanton Dodson
      -------------                          -----------------------------------
                                             Stanton Dodson
                                             Chairman of the Board